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                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT


The following table shows all direct and indirect subsidiaries of the registrant except (1) subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary, and (2) certain consolidated wholly-owned multiple subsidiaries carrying on the same line of business as to which certain summary information appears below:


                                                   Jurisdiction of Incorporation
                                                   -----------------------------
Boston Gas Company ..............                  Massachusetts
Essex Gas Company................                  Massachusetts
Midland Enterprises Inc. ........                  Delaware